EXHIBIT 5

                                                              September 29, 1995




                           PAR Technology Corporation
                              PAR Technology Park
                              8383 Seneca Turnpike
                       New Hartford, New York 13413-4991

Dear Sirs:

        As General Counsel of PAR Technology Corporation, a Delaware corporation (the "Company"), I have participated in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company under the Securities Act of 1933, as amended (the "Act") relating to 500,000 shares of the Company's common stock, par value $.02 per share (the "Common Stock") to be issued upon the exercise of options granted pursuant to the PAR Technology Corporation 1995 Stock Option Plan (the "Plan").

        I am familiar with the written Plan document, and in rendering the opinion expressed below, I have examined the originals, or copies certified or otherwise identified to my satisfaction, of such other records, instruments, documents, certificates, opinions and representations of officers and representatives of the Company and such other persons as I deemed appropriate as a basis for such opinion. In rendering such opinion, I have assumed that the exercise price of options to be granted pursuant to the Plan will not be less than the par value of the Common Stock subject thereto.

        Based upon the foregoing, I am of the opinion that any previously unissued shares of Common Stock which may be issued under the Registration Statement and pursuant to the Plan have been duly authorized and when issued in accordance with the terms of the Plan will be validly issued, fully paid and non-assessable.

        The foregoing opinion is limited to the federal laws of the United States and the laws of the State of Delaware.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                                       Very truly yours,

                                                   /s/ Gregory T. Cortese

                                                       Gregory T. Cortese
                                                       General Counsel